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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                               Commission File Number: 000-05367


                       TEXAS WYOMING DRILLING CORPORATION
                         formerly known as eWeb21 Corp
             ______________________________________________________
             (Exact name of registrant as specified in its charter)


                        9360 W. Flamingo Road, Suite 110
                               Las Vegas, NV 89147

                                 82 2 2204 3619
  ___________________________________________________________________________
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         Common Stock, par value $0.001
            ________________________________________________________
            (Title of each class of securities covered by this Form)


                                 Not applicable
  ___________________________________________________________________________
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                  Rule 12g-4(a)(1)(i)  [X]
                  Rule 12g-4(a)(1)(ii) [ ]
                  Rule 12g-4(a)(2)(i)  [ ]
                  Rule 12h-3(b)(1)(i)  [ ]
                  Rule 12h-3(b)(1)(ii) [ ]
                  Rule 12h-3(b)(2)(i)  [ ]
                  Rule 12h-3(b)(2)(ii) [ ]
                  Rule 15d-6           [ ]


Approximate  number of holders of record as of the certification or notice date:
Approximately 113


Pursuant to the requirements of the Securities Exchange Act of 1934 (NAME OF REGISTRANT AS SPECIFIED IN CHARTER) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: May 18, 2009
                                       By: /s/ ALFREDO V. NAVARRO
                                            ___________________________________
                                               Alfredo V. Navarro
                                               President & CEO


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


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